Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

          As independent petroleum consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-59647, 33-96463, 333-82274, 33-96465, 33-82304 and 333-103455) and Form S-3 (File No. 333-110193) of Penn Virginia Corporation of information from our reserves report dated February 16, 2006, entitled “SUMMARY REPORT Evaluation of Proved Reserves to the Interests of Penn Virginia Oil & Gas Corporation and Penn Virginia Oil & Gas, L. P. Eastern and Gulf Coast Divisions Pursuant to the Requirements of the Securities and Exchange Commission Effective January 1, 2006” and all references to our firm included in or made a part of the Penn Virginia Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 13, 2006.

By:	/s/ D. RANDALL WRIGHT

D. Randall Wright
President

Wright & Company, Inc.
Brentwood, Tennessee
March 8, 2006